Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2, dated as of February 10, 2011 (this “Amendment”), to that Investment Agreement, dated as of November 4, 2010 and amended on December 20, 2010 (as amended, the “Agreement”), by and between Central Pacific Financial Corp., a Hawaii corporation (the “Company”), and ACMO-CPF, L.L.C., a Delaware limited liability company (the “Investor”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

A.                                   Pursuant to Section 6.4 of the Agreement, the Company and the Investor may amend the Agreement in writing; and

B.                                     The parties desire to make certain amendments to the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.1                               Amendments.

(a)                                  The term “Pro Forma Basis” is hereby deleted from the list of defined terms in the Agreement.

(b)                                 Recital A of the Agreement is hereby amended and restated as follows:

“The Investment. The Company intends to issue and sell to the Investor, and the Investor intends to purchase from the Company, on the terms and conditions described herein, 9,463,095 shares of common stock of the Company, no par value per share (the “Common Stock” or “Common Shares”), at a price of $10.00 per share (after giving effect to the Reverse Stock Split (as defined in Section 3.13) effective February 2, 2011) or $94,630,950 in the aggregate (the “Investment”).”

(c)                                  Recital B of the Agreement is hereby amended and restated as follows:

“Other Private Placements. The Company intends to issue (i) to Carlyle Financial Services Harbor, L.P. (“Investor 2”), on the terms and subject to the conditions set forth in the Investment Agreement between Investor 2 and the Company, dated as of the date hereof (the “Investor 2 Investment Agreement”), 9,463,095 shares of Common Stock at a price of $10.00 per share (after giving effect to the Reverse Stock Split) or $94,630,950 in the aggregate (the “Investor 2 Investment”), and (ii) in one or more private placement transactions with other investors (the “Additional Investors”, and together with the Investor and Investor 2, the “Investors”) pursuant to agreements with the Additional Investors (the “Additional Agreements”), Common Shares for an aggregate purchase price up to, together with the Investment and the Investor 2 Investment, $325,000,000, with the closing of such transactions to occur simultaneously with the Closing (together with the Investor 2 Investment, the “Other Private Placements”).”

(d)                                 Recital C of the Agreement is hereby amended and restated as follows:

“TARP Exchange. The United States Department of Treasury (the “Treasury”) holds (i) 135,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, no par value per share and liquidation preference $1,000 per share (the “TARP Preferred Stock”), and (ii) a warrant, dated January 9, 2009, to purchase 1,585,748 shares of the Common Stock (before giving effect to the Reverse Stock Split or 79,288 shares after giving effect to the Reverse Stock Split) at an exercise price of $12.77 per share (before giving effect to the Reverse Stock Split) (the “TARP Warrant”).  Pursuant to an Exchange Agreement to be executed between the Treasury and the Company (the “Exchange Agreement”), (1) (A) the Company intends to issue to the Treasury, in exchange for its 135,000 Preferred Shares and the accrued and unpaid dividends thereon, 5,613,981 shares of Common Stock and, if the Closing shall occur after February 15, 2011, such number of additional Common Shares (rounded to the nearest whole number) that is equal to (x) the amount of all accrued and unpaid dividends on the TARP Preferred Stock from February 16, 2011 through and including the Closing Date, divided by (y) $10.00, and (B) the Treasury intends to deliver to the Company the shares of TARP Preferred Stock in exchange for such shares of Common Stock and (2) the Company and the Treasury intend to amend the TARP Warrant to, among other things, reduce the exercise price thereof to $10.00 per share (after giving effect to the Reverse Stock Split) (collectively, the “TARP Exchange”), each to occur simultaneously with the Closing.”

(e)                                  Section 1.1 of the Agreement is hereby amended and restated as follows:

“Issuance, Sale and Purchase. On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, free and clear of any Liens, 9,463,095 shares of Common Stock at a price of $10.00 per share (after giving effect to the Reverse Stock Split) or $94,630,950 in the aggregate payable by the Investor to the Company (the “Purchase Price”).”

(f)                                    Section 1.2(c)(ii)(M) of the Agreement is hereby amended and restated as follows:

“(1) On the Closing Date, the Company and the Treasury shall have exchanged the TARP Preferred Stock for 5,613,981 shares of Common Stock (valuing the Common Shares at $10.00 per share after giving effect to the Reverse Stock Split) and, if the Closing shall occur after February 15, 2011, such number of additional Common Shares (rounded to the nearest whole number) that is equal to (x) the amount of all accrued and unpaid dividends on the TARP Preferred Stock from February 16, 2011 through and including the Closing Date, divided by (y) $10.00, and (2) the TARP Warrant shall have been amended to, among other things, reflect the reduced conversion price of $10.00 per share (after giving effect to the Reverse Stock Split);”

(g)                                 Section 3.2(a) of the Agreement is hereby amended and restated as follows:

“From the date of this Agreement until the date following the Closing Date on which the Common Shares purchased pursuant to the Transaction Documents and held by the Investor represent less than five percent (5%) of the outstanding Common Shares (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company, subject to Section 3.2(b), shall allow and shall cause the Company Subsidiaries to allow, upon reasonable advance notice, the Investor and its officers, employees, advisors, consultants, agents and other representatives (collectively, “Representatives”) such access during normal business hours to its books, records (including Tax returns and appropriate work papers of independent auditors subject to such access agreements as may be required by such auditors), properties and personnel and to such other information as the Investor may reasonably request; provided, however, that, following the Closing Date, in the event that a partner, employee, consultant or representative of the Investor or any of its Affiliates is not a member of either the Board of Directors or the Bank Board, the Investor and its Representatives shall not be provided with such access more frequently than once per fiscal quarter; provided, further, that in no event shall the Investor and its Representatives have access to any information that (x) based on advice of the Company’s counsel, would create any potential material liability under applicable Laws or would destroy any legal privilege or (y) in the reasonable judgment of the Company, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of the Company with respect to confidentiality; provided, further, that the Company and the Company Subsidiaries shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in clauses (x) and (y) of this Section 3.2(a) apply.”

(h)                                 Section 3.4(a) of the Agreement is hereby amended and restated as follows:

“The Company shall cause the Investor Designated Director to be elected or appointed on the Closing Date to the Board of Directors as well as the board of directors of the Bank (the “Bank Board”), subject to satisfaction of all legal and governance requirements regarding service as a member of the Board of Directors and the Bank Board.  The Company shall recommend to its shareholders the election of the Investor Designated Director to the Board of Directors at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.  If the Investor no longer has the Qualifying Ownership Interest, it shall have no further rights under Sections 3.4(a), 3.4(b), 3.4(c) and 3.4(d) and, in each case, at the written request of the Board of Directors, the Investor shall use all reasonable best efforts to cause the Investor Designated Director to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.  The Board of Directors and the Bank Board shall cause the Investor Designated Director to be appointed to two, but no more than two, committees of the Board of Directors and two, but no more than two, committees of the Bank Board, as applicable, identified by the Investor, so long as the Investor Designated Director qualifies to serve on such committees subject to satisfaction of all legal and governance requirements regarding service as a committee member.”

(i)                                     Section 3.4(e) of the Agreement is hereby amended and restated as follows:

“For so long the Investor with its Affiliates owns, in the aggregate with its Affiliates, five percent (5%) or more of the aggregate number of outstanding shares of Common Stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company shall, subject to applicable Law, invite a person designated by the Investor and reasonably acceptable to the Board of Directors (the “Observer”) to attend all meetings of the Board of Directors and the Bank Board and all meetings of only the committees of the Board of Directors or the Bank Board of which the Investor Designated Director is a member in a nonvoting observer capacity.  If the Investor no longer beneficially owns the minimum number of Common Shares as specified in the first sentence of this Section 3.4(e), the Investor shall have no further rights under this Section 3.4(e).  The Investor shall cause the Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer and the Company, the Board of Directors, the Bank Board and any committees thereof shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof (i) if doing so is, in the opinion of counsel to the Company, necessary to protect the attorney-client privilege between the Company and counsel or (ii) if the Board of Directors, the Bank Board or any committee thereof determines in good faith, after consultation with counsel, that fiduciary requirements under applicable Law would make attendance by the Observer inappropriate.  The Observer shall have no right to vote on any matters presented to the Board of Directors, the Bank Board or any committee thereof.”

1.2                               General.

(a)                                  Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof.  All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b)                                 For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c)                                  The provisions of Article 6 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

CENTRAL PACIFIC FINANCIAL CORP.

By:	/s/ Glenn K.C. Ching
Name: Glenn K.C. Ching
Title: Senior Vice President

ACMO-CPF, L.L.C.

By:	Anchorage Capital Master Offshore, Ltd.,
its sole member

By:	Anchorage Capital Group, L.L.C.,
its investment manager

By:	/s/ Natalie A. Birrell
Name: Natalie A. Birrell
Title: Chief Operating Officer

[Signature Page to Amendment No. 2 to Anchorage Investment Agreement]